Exhibit 10.6

Richard Dickson
Summary of Relocation Benefits
Home Purchase and Sale benefits eligibility through Fiscal 2025

Provision	Relocation Package
Relocation Management	A Relocation Manager from Gap Inc.’s Global Relocation Services Provider will assist you with the logistics of your relocation.
Relocation (Miscellaneous) Allowance	2 weeks’ gross salary, not to exceed US$6,000, to be paid within 30 days of transfer through payroll. Applicable taxes will be withheld from the payment.
House hunting Trip	Maximum of 7 days. Round trip airfare, lodging for 6 nights and meals (in accordance with Gap Inc. Global Travel Policy) for you and your spouse/partner.
Home Sale Assistance*	Reimbursement of closing costs (up to 8%) & offer to purchase transferee’s home at appraised value (Guaranteed Buyout) per Gap Inc. VP & Above Homeowner policy.
Quick Sale Bonus	Bonus payment for selling home to an outside buyer within 60 days of listing (1% of sale price up to US$10,000).
Shipment of Household Goods	Standard shipment in accordance with Gap Inc. VP & Above Homeowner policy.
Pet Shipment	The Company will reimburse the cost of transporting up to two pets (dog, cat or bird).
Home Purchase Assistance**	Direct bill or reimbursement of closing cost up to 2% of loan amount; includes purchase point up to 1% to buy down interest rate through Gap Inc. preferred lenders.
Duplicate Mortgage	The Company will reimburse overlapping mortgage/rent in the event that transferee has housing liability in old and new locations (lesser of the two amounts) for up to one month.
Temporary Living in New Location; Commute	Coverage of temporary housing, either lease reimbursement or company sourced furnished housing, up to $15k per month (prior to tax gross-up) for one year in San Francisco Bay Area. Airfare and airport transfers for employee to commute to/from home in Los Angeles to San Francisco hub for one year (up to $150k prior to gross-up).
Final Move	Reimbursement for final move airfare or mileage, lodging (if required) and meals for transferee, spouse/partner and dependents in accordance with Gap Inc. Global Travel Policy.
Relocation Time-off	If you are an existing employee transferring to a new location, you are eligible to take up to 4 days off from work to look for housing and move into your new location. This time will be considered “relocation hours” and should not be charged against your paid time off (PTO). Your relocation hours should be approved in advance by your old and new hiring managers.
Tax Gross-up	Tax gross-up on all taxable relocation expenses.
Employment Requirement	Must be employed by Gap, Inc. at the time the applicable expense is incurred or the event triggering payment, in-kind benefit or reimbursement occurs.
Signed Payback Agreement	Required.
Internal Revenue Code Section 409A	To the extent a payment, in-kind benefit or reimbursement is deferred compensation subject to, and not exempt from, Section 409A of the Internal Revenue Code of 1986, as amended, the following rules shall apply: (i) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year, (ii) the reimbursement of an eligible expense must be made no later than the last day of the calendar year following the calendar year in which the expense was incurred, and (iii) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit.

* Once you have been given a guaranteed offer price, you will have 90 days to accept or reject the offer, and/or continue marketing your home. If you accept the offer, you will receive your equity in the home (less adjustment for liens or mortgages, assessments, taxes and other homeowner expenses). Please note that the mortgage on your personal residence will not be paid in full until the final resale of the property. Any required mortgage payments will be made by Gap’s relocation vendor as part of a standard monthly maintenance process. If you reject the guaranteed buyout offer you will be solely responsible for selling your home.
** Important Note for Executive Officers: Due to Sarbanes-Oxley, if you are an executive officer of the Company, whether or not you use a lender with whom the Company has established a direct-billing relationship, we are unable to pay the lender directly, provide the mortgage subsidy benefit, or make any other arrangements with the lender for you. You may request a cash advance to pay your estimated closing costs, or we will reimburse you after the close of transaction.